SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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 Nationwide Financial Services , Inc.
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March 29, 2002

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Nationwide Financial Services, Inc. on May 8, 2002. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio.

Included in this letter are the official Notice of Meeting, Proxy Statement and form of proxy. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly mail your proxy. The Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sin	cerely,

W.	G. Jurgensen
Ch	airman of the Board and
Ch	ief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.
One Nationwide Plaza
Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 29, 2002

To the Shareholders of Nationwide Financial Services, Inc.:

The Annual Meeting of the Shareholders of Nationwide Financial Services, Inc. (the “Company” or “NFS”) will be held at 1:30 p.m. on May 8, 2002, at One Nationwide Plaza, Columbus, Ohio, for the following purposes:

(1)  Elect the Class II Directors to serve until the expiration of their terms and until their successors are elected;

(2)  Approve the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan;

(3)  Consider a shareholder proposal on a policy for a Board of Directors’ committee; and

(4)  To transact such other business as may properly come before the Annual Meeting, or any adjournments thereof.

Please read the Proxy Statement for further information about the nominees for directors, the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan, and the shareholder proposal.

At least ten (10) days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be available for examination during the ordinary business hours of the Company in the Secretary’s office.

By	Order of the Board of Directors,

Patricia R. Hatler
Sen	ior Vice President, General Counsel and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.
One Nationwide Plaza
Columbus, Ohio 43215

PROXY STATEMENT

General Information

You are receiving this Proxy Statement as part of the proxy solicitation on behalf of the Board of Directors of Nationwide Financial Services, Inc. (“NFS” or the “Company”) for the Annual Meeting of Shareholders of the Company. The meeting will be held at the home office of the Company at One Nationwide Plaza, Columbus, Ohio, on May 8, 2002, at 1:30 p.m. Shareholders of record at the close of business on March 11, 2002, are entitled to receive this Notice of the Meeting and Proxy Statement and to vote at the meeting.

The Company mailed this Proxy Statement, a copy of the Company’s Annual Report to Shareholders, and Form 10-K for the year ended December 31, 2001, to you on or about March 29, 2002.

Solicitation

We will pay the cost of soliciting proxies. In addition to solicitation by mail, directors, officers and employees of the Company may also solicit proxies in person, by telephone, or by other means of communication. These persons will receive no additional compensation for soliciting proxies, except for reimbursement for reasonable out-of-pocket expenses in connection with such solicitation. We will make arrangements with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Voting

Who Can Vote.    Individuals and entities holding our Class A and Class B Common Stock as of the close of business on March 11, 2002, are entitled to vote upon matters submitted to a vote at the Annual Meeting. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. At the close of business on March 11, 2002, the Company had outstanding 24,168,824 shares of Class A Common Stock and 104,745,000 shares of Class B Common Stock. Proposals submitted to a vote of shareholders will be voted on by the holders of Class A Common Stock and Class B Common Stock voting together as a single class. As of March 11, 2002, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock, which represented approximately 97.7% of the combined voting control of the Company. Therefore, Nationwide Corporation controls the corporate actions that require shareholder approval. Nationwide Corporation has advised the Company that it intends to vote its shares: 1) for the Class II Director nominees Joseph A. Alutto, Donald L. McWhorter, Arden L. Shisler and Alex Shumate;  2) for approval of the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (“Amended LTEP”); and 3) against the shareholder proposal for adoption of a policy for a Board of Directors’ committee.

Voting By Mail.    Shareholders of record may vote by mail by completing, signing and returning the enclosed proxy. If you sign and return the proxy then your shares represented by the proxy will be voted as you specify on the proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting. You may revoke your proxy by giving a written notice to the Secretary of the Company, turning in an executed proxy bearing a later date, or by voting in person at the meeting.

Voting in Person.    Shareholders of record or individuals appointed to be a proxy for a shareholder of record may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, then you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain the proxy then you must bring that document with you to the meeting.

Broker Non-Votes and Abstentions.    If a broker or other shareholder of record returns a proxy indicating that they do not have discretionary authority to vote as to a particular matter then we will consider those shares broker non-votes. Abstentions occur when a shareholder abstains from voting as to a particular matter. The effect of broker non-votes and abstentions on the outcome of a vote and on quorum is discussed below.

Quorum.    In order for us to properly conduct business at the meeting, a quorum must be present. Under the Company’s Restated Bylaws, a majority of the voting power of NFS common stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting.

Vote Required to Elect Directors and Approve Other Proposals.    Under Section 216 of the Delaware Corporation Law and the Company’s Restated Bylaws, directors are elected by a plurality of the votes cast at the meeting. In the election of directors, shareholders may cast votes “for” or “withhold” votes. Shareholder votes that are withheld will not be included in the vote and will not affect the outcome. With respect to the shareholder proposal and the proposed amendments to the Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (“NFS LTEP”), shareholders may cast votes “for,” “against” or “abstain.” The proposed amendments to the NFS LTEP require, for purposes of the New York Stock Exchange and Internal Revenue Code of 1986, as amended (the “IRC”), the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over 50 percent in interest of all securities entitled to vote on the amendments. Under the laws of the State of Delaware, these amendments require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. With respect to the shareholder proposal, the proposal is approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a vote against the amendments or shareholder proposal and broker non-votes, if any, will have no effect. For the purpose of determining whether the number of votes cast represents more than 50 percent of the shares of common stock entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast.

Beneficial Ownership of Common Stock

The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of common stock, (ii) each director and nominee for director, (iii) each of the executive officers listed in the Summary Compensation Table, and (iv) all of the directors and executive officers of the Company as a group.

CLASS A COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Neuberger Berman, Inc.[1] 605 Third Avenue New York, NY 10158	2,062,300	8.54%

INVESCO Funds Group, Inc.[2] 4350 South Monaco Street Denver, CO 80237	1,758,700	7.28%

Goldman Sachs Asset Management[3] 32 Old Slip New York, NY 10005	1,418,340	5.87%

[1]	Based on a Schedule 13G dated February 11, 2002, Neuberger Berman, Inc. reported shared voting power with respect to 1,572,500 shares and shared dispositive power with respect to 2,062,300 shares.

[2]	Based on a Schedule 13G dated January 31, 2002, INVESCO Funds Group, Inc. reported sole voting power and sole dispositive power with respect to 1,758,700 shares.

[3]	Based on a Schedule 13G dated February 14, 2002, Goldman Sachs Asset Management reported sole voting power with respect to 1,354,440 shares and sole dispositive power with respect to 1,418,340 shares.

The table below sets forth the number of shares of stock of the Company owned beneficially as of March 11, 2002, by the directors, each nominee for director, each executive officer listed in the Summary Compensation Table herein and all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1 and 2	Options Exercisable within 60 Days
Joseph A. Alutto[5]	—	—
James G. Brocksmith, Jr.	6,672	2,333
Charles L. Fuellgraf, Jr.	20,796[3]	4,333
Joseph J. Gasper	353,099[4]	241,576
Henry S. Holloway	10,751[4]	4,333
W. G. Jurgensen	181,852	156,852
Richard A. Karas	105,070	78,091
Lydia M. Marshall	8,426	2,333
Donald L. McWhorter	7,751	2,333
David O. Miller	9,735	4,333
James F. Patterson	9,544[4]	4,333
Mark D. Phelan	28,551	28,551
Gerald D. Prothro	6,751	2,333
Arden L. Shisler	10,751	4,333
Alex Shumate[5]	—	—
Mark R. Thresher	63,752[4]	40,718
Directors and Executive Officers as a group (Total of 31)	1,648,695	1,247,613

[1]
The shares of the Company’s Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of March 11, 2002, except the shares beneficially owned by Mr. Gasper and the group of directors and executive officers as a whole which represents 1.3% and 6.8%, respectively.

[2]	Total includes options exercisable within 60 days of March 11, 2002.

[3]	Total includes 2,000 shares held by spouse and 2,000 shares held in a limited partnership.

[4]	Total includes shares jointly owned with spouse for the following persons: Mr. Gasper — 17,972 shares; Mr. Holloway — 2,000 shares; Mr. Patterson — 1,000 shares; and Mr. Thresher — 8,450 shares.

[5]	A new nominee seeking a first term on the Board of Directors.

CLASS B COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215	104,745,000	100%

The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of NFS common stock file reports of their trading in NFS’ equity securities with the United States Securities and Exchange Commission (“SEC”). Based solely on a review of Forms 3, 4 and 5 furnished to us during and with respect to 2001 or written representations that no Forms 5 were required, we believe that all such reports were timely filed.

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eleven directors and one vacant seat divided into three classes, I, II and III. At each annual meeting, directors will be elected for a three-year term to succeed the directors whose terms are then to expire. At this year’s Annual Meeting, four Class II directors will be elected to hold office until the 2005 annual meeting and until their successors are elected. Mr. Charles L. Fuellgraf, Jr. is not seeking reelection as a Class II director and is retiring from the Board of Directors. Messrs. Alutto, McWhorter, Shisler and Shumate are the nominees for Class II directors; Messrs. McWhorter and Shisler are each currently serving as a Class II director of the Company and have agreed to continue to serve if elected.

Information regarding the Class I and Class III directors who will continue in office after the Annual Meeting until the expiration of their terms as well as the nominees for the Class II directors is listed below:

NOMINEES FOR CLASS II DIRECTORS

Name	Age	Director Since	Year Term Will Expire[1]
Joseph A. Alutto	60	new nominee	2005
Donald L. McWhorter	66	February 1997	2005
Arden L. Shisler	60	November 1996	2005
Alex Shumate	51	new nominee	2005

[1]	The year in which their term will expire if elected at the Annual Meeting in 2002.

CLASS III DIRECTORS

Name	Age	Director Since	Year Term Will Expire
Joseph J. Gasper	58	November 1996	2003
W. G. Jurgensen	50	May 2000	2003
Lydia M. Marshall	53	February 1997	2003
David O. Miller	63	November 1996	2003

CLASS I DIRECTORS

Name	Age	Director Since	Year Term Will Expire
James G. Brocksmith, Jr.	61	April 1997	2004
Henry S. Holloway	69	November 1996	2004
James F. Patterson	60	November 1996	2004
Gerald D. Prothro	59	February 1997	2004

W. G. Jurgensen has been Chairman of the Board and Chief Executive Officer of the Company since January 2001, Chief Executive Officer from August 2000, Chief Executive Officer-Elect from May to August 2000 and a director of the Company since May 2000. He has also been Chief Executive Officer of Nationwide Mutual Insurance Company (“Nationwide Mutual”) and Nationwide Life Insurance Company (“Nationwide Life”) since August 2000, Chief Executive Officer-Elect from May to August 2000 and a director of Nationwide Mutual, Nationwide Mutual Fire Insurance Company (“Nationwide Mutual Fire”) and Nationwide Life since May 2000. He also serves as a director of several other Nationwide companies. Previously, he was Executive Vice President of Bank One Corporation from 1998 to 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation and Chairman of FCC National Bank from 1996 to 1998.

Joseph J. Gasper has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer and a director of Nationwide Life since April 1996. He also serves as a director of several other Nationwide companies. Previously, he was Executive Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from April 1995 to April 1996. He was Senior Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from September 1993 to April 1995. Prior to that time, Mr. Gasper held various management positions with the Nationwide companies. Mr. Gasper has been with the Nationwide companies for 35 years.

Joseph A. Alutto is nominated for election as a Class II director. Mr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991. He has been a director of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992 and a director of Barristers Global Services Networks, Inc., a provider of computer support services, since November 2000.

James G. Brocksmith, Jr. has been a director of the Company since April 1997. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He was also a director of Vistana, Inc., a vacation resort developer, from April 1998 to October 1999 and a director of CIBER, Inc., an information technology service company, from July 1998 to February 2002. He has been a director of Sunterra Corporation, a vacation ownership company, since January 2000; a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001; and a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001.

Henry S. Holloway has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland, since 1959. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity Insurance Company and Nationwide Corporation and served on the board of directors of several of the Nationwide companies until his retirement from those positions in April 1998. He is a director of the Forest Hill State Bank.

Lydia M. Marshall has been a director of the Company since February 1997. Ms. Marshall has been Chair and Chief Executive Officer of Versura Inc., an Internet-based service provider to financial institutions, colleges and universities, since October 1999. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to 1999, and Executive Vice President-Marketing of the Student Loan Marketing Association (“Sallie Mae”) from 1993 to 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and also serves as a director of Scottsdale Insurance Company, a subsidiary of Nationwide Mutual.

Donald L. McWhorter has been a director of the Company since February 1997. Mr. McWhorter retired from Banc One Corporation in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992. Prior to that time, Mr. McWhorter held other positions with Banc One.

David O. Miller has been a director of the Company since November 1996. Mr. Miller has been a land and apartment developer since 1962. He is the President of Owen Potato Farm, Inc. and is a partner of Newark Properties LTD. Previously, Mr. Miller was a partner of M&M Enterprises in Licking County, Ohio, from 1974 to 2001. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity Insurance Company and Nationwide Corporation from April 1998 to May 2001. Mr. Miller serves on the board of directors of several other Nationwide companies and as Chairman of the Board of Scottsdale Insurance Company.

James F. Patterson has been a director of the Company since November 1996. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He has served as Vice Chairman of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire and currently serves on the board of directors of several other Nationwide companies.

Gerald D. Prothro has been a director of the Company since February 1997. Mr. Prothro has been Managing Director of IKT Investments, Ltd. since December 2000. Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation from May 1999 to December 2000. Previously, he was Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines (“IBM”) Corporation after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Arden L. Shisler has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. He is a director and Chairman of the Board of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation.

Alex Shumate is nominated for election as a Class II director. Mr. Shumate has been a partner of the law firm of Squire, Sanders and Dempsey since February 1988 and Managing Partner of its Columbus and Cincinnati offices since 1991. He has been a director of The Limited, Inc., a retailer of women’s and men’s apparel and personal care products, since 1996, and a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998.

The Executive Officers’ biographical sketches in the Company’s Form 10-K for year ended December 31, 2001, are hereby incorporated by reference.

The Board of Directors and Its Committees

The full Board of Directors met nine (9) times during 2001. The Board of Directors has the following standing committees, an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), an Executive Committee (the “Executive Committee”), a Governance Committee (the “Governance Committee”), and a Pricing Committee (the “Pricing Committee”). The Governance Committee serves as the nominating committee.

Audit Committee

The Audit Committee consists of four directors, none of whom is an officer or employee of the Company. The Audit Committee recommends to the Board of Directors of the Company for approval the selection of independent auditors to perform an annual independent audit of the Company’s books and records, reviews the activities and the reports of the independent auditors, and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company’s internal controls and internal auditing methods and procedures. Ms. Marshall and Messrs. Brocksmith, McWhorter and Prothro are members of such committee. The Audit Committee met five (5) times during 2001.

Compensation Committee

The Compensation Committee consists of four directors, none of whom is an officer or employee of the Company. The Compensation Committee, as authorized by the Board of Directors, makes determinations with respect to certain cash and non-cash compensation to officers, directors and employees of the Company and its affiliates including grants and awards under the NFS LTEP and the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (the “SEIP”). Messrs. Brocksmith, Fuellgraf, McWhorter and Miller are the members of such committee. The Compensation Committee met four (4) times during 2001.

Executive Committee

The Executive Committee consists of six directors and, to the extent authorized by the Board of Directors, in the interim between meetings of the Board of Directors, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs. Fuellgraf, Holloway, Jurgensen, Miller, Patterson and Shisler are the members of such committee. The Executive Committee met two (2) times during 2001.

Governance Committee

The Governance Committee, which was formed in December 2001, consists of five directors and is responsible for identifying and recommending candidates for election as directors of the Company. For a discussion of how shareholders may nominate individuals for election to the Board of Directors, please turn to the section of this Proxy Statement entitled “Proposals by Shareholders for the 2003 Annual Meeting.” The Committee will also consider other issues related to corporate governance. Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of such committee. The Governance Committee met one (1) time during 2001.

Pricing Committee

The Pricing Committee consists of three directors. The Pricing Committee recommends to the Board of Directors the price of both equity and debt offerings of the Company. Messrs. Gasper, Jurgensen and Shisler are the members of the Pricing Committee. The Pricing Committee met one (1) time during 2001.

Director Attendance

During fiscal year 2001, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

Director Compensation

Directors of the Company who are not employees of the Company or its affiliates received in 2001 an annual retainer of $50,000. Under the Nationwide Financial Services, Inc. Amended and Restated Stock Retainer Plan for Non-Employee Directors, $25,000 of the annual retainer was paid in shares of Class A Common Stock having an aggregate market value of $25,000 as of the day before the date of payment and $25,000 was paid in cash. Beginning in 2002, the annual retainer for non-employee directors of the Company was increased to $55,000 with a meeting attendance fee of $1,500 per meeting. The retainer will be paid in shares of Class A Common Stock having an aggregate market value as of the day before the date of payment of $27,500 and $27,500 will be paid in cash. In 2001, the Company provided its non-employee directors life, accident, health and dental insurance benefits (“Welfare Benefits”) for those directors who did not receive such coverage as a result of service on the board of another Nationwide (defined herein) company. If a director elected to waive future access to such coverage in 2001, he or she will receive annual stock options for each future year of service with a value equal to the current cost of the coverage that was waived. The Company’s non-employee directors elected after 2001 will not receive Welfare Benefits, but instead will be entitled to receive stock options for each future year of service with a value equal to the current cost of such benefits. The Company reimburses directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof. The compensation, including the per meeting fee, received by directors for service on the Board of Directors also includes service on any board committees and generally includes service on any special committees. An additional retainer of $15,000 is payable to members of special committees established by the Board of Directors in addition to the $1,500 meeting fee.

In addition, some directors of the Company who are not employees of the Company or its affiliates may also receive compensation for service on the Boards of Directors of Nationwide Life and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 2001, Messrs. Miller, Patterson and Shisler received $31,339, $31,039 and $32,429, respectively, for service to these companies. Such directors had the option in 2001 to receive or waive Welfare Benefits from Nationwide Mutual.

Nationwide Mutual and certain of its subsidiaries and affiliates (collectively “Nationwide”) maintains the Directors’ Deferred Compensation Program for non-employee members of their boards of directors. Each director serving on the board of directors of a participating Nationwide company as of September 10, 2001, is entitled following termination of his or her service on the board of directors to elect to receive monthly payments equal to any of the following: (i) the monthly director’s fee as of September 10, 2001, increased by 3% for each additional year of service on the board, for the number of months the individual served on the Board of Directors; (ii) the monthly director’s fee as of September 10, 2001, for the number of months the individual had served on the Board of Directors as of that date; or (iii) a credit to a deferred compensation account of an amount equal to the present value of (ii). Each director electing (ii) or (iii), and each newly elected director, will also receive an annual credit to a deferred compensation account. Accounts under the Directors’ Deferred Compensation Program are credited with deferrals and earnings based on the net investment return of the participants’ choice of investment measures from those offered under the program. Messrs. Miller, Patterson and Shisler, who are non-employee members of the Board of Directors, are non-employee members of the Board of Directors of Nationwide Mutual (“Mutual Board”) and are entitled to such payments. Messrs. Fuellgraf and Holloway, who are also non-employee members of the Board of Directors, have also been non-employee members of the Mutual Board. As a result of their Mutual Board service, they are entitled to monthly payments of an amount equal to the monthly director fee they were receiving when their Mutual Board service ended. Such payments will continue for the number of months each served on the Mutual Board, reduced by the number of monthly payments each has received since his Mutual Board service ended.

Nationwide maintains a deferred compensation program called the Nationwide Board of Directors’ Deferred Compensation Plan under which directors of the Company may elect annually to defer any or all of their compensation, except for amounts paid in shares of Class A Common Stock. The Company credits accounts under the Nationwide Board of Directors’ Deferred Compensation Plan with deferrals and earnings based on the net investment return of the participants’ choice of investment measures offered under the plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

In accordance with the Cost Sharing Agreement, the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including some of the executive officers named in table below, will be paid by Nationwide Mutual and reimbursed in accordance with the terms of the Cost Sharing Agreement. See the section of this Proxy Statement entitled “Certain Transactions.”

The following table provides certain information concerning compensation received by the Company’s Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers for the fiscal years ended December 31, 2001, 2000 and 1999 for services rendered to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Award		Payouts
Name and Principal Position	Year	Salary $	Bonus $		Other Annual Compensation $	Restricted Stock Award(s) $	Securities Underlying Options/ SARs (#)	LTIP Payouts $	All Other Compensation $
W. G. Jurgensen:	2001	277,682	— [2]		[5]	— [6]	187,119[7]	—	27,186[9]
Chairman of the	2000	230,290	951,660[3]		[5]	700,000	210,000	—	7,235
Board and Chief Executive Officer[1]	—	—	—		—	—	—	—	—

Joseph J. Gasper:	2001	718,269	246,500[2]		[5]	2,282,837[6]	77,643[7]	—	58,310[9]
President and Chief	2000	634,499	1,132,145[3]		[5]	1,077,500	76,100	—	45,876
Operating Officer	1999	512,308	952,282[4]		[5]	—	78,000[8]	—	21,491

Richard A. Karas:	2001	386,539	140,700[2]		[5]	399,656[6]	12,325[7]	—	21,129[9]
Senior Vice	2000	339,231	317,791[3]		[5]	202,031	15,000	—	23,108
President — Sales —Financial Services	1999	307,308	330,021[4]		[5]	—	34,400[8]	—	13,177

Mark D. Phelan:	2001	297,154	134,000[2]		[5]	—	30,785[7]	—	7,072[9]
Senior Vice President —	2000	—	—		—	—	10,400	—	—
Technology & Operations	1999	—	—		—	—	5,000	—	—

Mark R. Thresher:	2001	293,269	134,000	[2]	[5]	399,656[6]	12,035[7]	—	17,030[9]
Senior Vice President —	2000	262,622	274,142[3]		[5]	140,075	11,400	—	15,806
Finance	1999	219,846	244,609[4]		[5]	61,695	19,250[8]	—	12,099

[1]
Figures in the Summary Compensation Table, other than under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. Jurgensen for his services rendered to the Company and its subsidiaries as allocated pursuant to the Cost Sharing Agreement. See “Certain Transactions.”

[2]	Represents the amount paid to executive officers named in the table above under the SEIP in 2002 for the 2001 award year.

[3]	Represents the amount paid to executive officers named in the table above under the Performance Incentive Plan in 2001 for the 2000 award year.

[4]	Represents the amount paid to executive officers named in the table above under the Performance Incentive Plan in 2000 for the 1999 award year.

[5]	Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

[6]
Valued at fair market value on the date of grant. Restricted stock granted in 2001 will vest on February 6, 2004. Annual grants under the NFS LTEP in 2001 were given to all named executive officers in the table above. Such awards were made in the form of restricted stock and/or stock options and the combination varied by individual. The following is the aggregate number and value of restricted stock held at the end of the 2001 fiscal year for: Mr. Jurgensen—25,000 shares at a value of $1,036,500; Mr. Gasper—93,550 shares at a value of $3,878,583; Mr. Karas—16,875 shares at a value of $699,638; Mr. Thresher—14,575 shares at a value of $604,280.

[7]
Totals include options received in 2002 in lieu of all or a portion of the SEIP cash award for the 2001 award year. The Compensation Committee chose to deliver a portion of the short term cash awards as long term awards of stock options that are reported in this column. These options were exercisable on the date of grant. The amount delivered was as follows: Mr. Jurgensen — 48,719 stock options, Mr. Gasper — 41,943 stock options, Mr. Karas — 6,075 stock options, Mr. Phelan — 5,785 stock options and Mr. Thresher — 5,785 stock options.

[8]
Mr. Gasper’s options include 2,500 Gartmore Global Investments, Inc. (“GGI” (f/k/a Villanova Capital, Inc., a subsidiary of the Company)), options; Mr. Karas’ options include 2,000 GGI options; and Mr. Thresher’s options include 2,000 GGI options.

[9]
Represents contributions made or credited by the Company for 2001 under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan. The following are the amounts for the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan: Mr. Jurgensen — $1,571 for the Nationwide Savings Plan and $25,615 for the Nationwide Supplemental Defined Contribution Plan; Mr. Gasper — $5,100 for the Nationwide Savings Plan and $53,210 for the Nationwide Supplemental Defined Contribution Plan; Mr. Karas — $5,100 for the Nationwide Savings Plan and $16,029 for the Nationwide Supplemental Defined Contribution Plan; Mr. Phelan $2,414 for the Nationwide Savings Plan and $4,658 for the Nationwide Supplemental Defined Contribution Plan; and Mr. Thresher — $5,100 for the Nationwide Savings Plan and $11,930 for the Nationwide Supplemental Defined Contribution Plan.

Performance Incentive Plan

Nationwide maintains the Performance Incentive Plan (the “PIP”), first implemented in 1998. Under the PIP, annual payments were made to the executive officers of the Company named in the Summary Compensation Table. Beginning in 2001, the executive officers named in the Summary Compensation Table no longer participated in PIP as it relates to services rendered to the Company. The Company’s performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organizational performance, and further based upon individual employee performance. Under the PIP, the participant is granted a target incentive amount that represents a percentage (from 4.5% to 150% depending on the participant’s position within the participating company) of the participant’s base salary. The actual amount received by the participant under the PIP will range from zero to no maximum factor of the participant’s base salary, depending solely on the achievement of the performance measures.

Senior Executive Incentive Plan

The SEIP, established in 2001, is maintained by the Company for the benefit of its senior officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to the executive officers of the Company named in the Summary Compensation Table. Senior officers include the Chairman, Chief Executive Officer (“CEO”), President, Executive Vice Presidents and Senior Vice Presidents of the Company. Participants are selected annually by the Compensation Committee of the Company’s Board of Directors, which will at all times be comprised of at least 2 directors who are “outside directors” for purposes of IRC Section 162(m). Awards under the SEIP are based on the level of achievement with respect to performance goals established by the Compensation Committee during the first quarter of each calendar year, and may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee will establish minimum, target and maximum levels of performance. No payments will be made with respect to performance goals if the minimum level of performance is not achieved and maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5 million.

Nationwide Economic Value Incentive Plan

Nationwide established the Nationwide Economic Value Incentive Plan (the “NEV Plan”) in 2001 to encourage the senior officers of Nationwide and the Company to increase their focus on financial and growth strategies that enhance the overall economic value of the enterprise and transcend specific business/staff units. Under the NEV Plan, which is administered by the Nationwide Mutual Human Resources Committee and the CEO, the executive officers of the Company named in the Summary Compensation Table are eligible to receive annual awards based on the sustained achievement of measures tied to the overall economic value of the enterprise and the performance of the participant. Under the NEV Plan, the participants are granted a target incentive amount at the beginning of each year that represents a percentage of the participant’s base salary range midpoint or a specific dollar amount. At the end of each year, the actual Nationwide Economic Value (“NEV”), determined based on the criteria established in advance, is compared to the target NEV level established for the year, and an initial annual award level is determined for each participant. One key component in determining NEV and awards granted under the NEV Plan is the total market capitalization of NFS’ stock. The CEO may then adjust 25% of each participant’s initial annual award level based on his evaluation of the participant’s performance. The result is the participant’s final annual award amount, which has no minimum or maximum value and can be positive or negative.

Annual award amounts for each participant, whether positive or negative, will be credited to each participant’s account (“NEV Plan Account”). Following the determination of a participant’s annual award amount and its credit to the NEV Plan Account, one third of any positive balance maintained in the participant’s NEV Plan Account will be credited to a deferred compensation account maintained for the participant. The participant is eligible to receive distributions from the deferred compensation account upon termination of employment. The remaining two-thirds of any positive balance in a participant’s NEV Plan Account, or the entire negative balance, is retained as the initial balance in that account for the following year. NEV Plan Account balances are subject to increases or decreases depending on future annual award amounts.

Deferred Compensation Program

Nationwide maintains a deferred compensation program called the Nationwide Individual Deferred Compensation Plan under which eligible elected officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible officers of the Company may enter into deferral agreements in which they may annually elect to defer a portion of their salary or incentive compensation earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the Nationwide Individual Deferred Compensation Plan are generally payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment or after the expiration of the deferral period elected by the participant. Accounts under the Nationwide Individual Deferred Compensation Plan are credited with deferrals and earnings based on the net investment return on the participants’ choice of investment measures offered under the Nationwide Individual Deferred Compensation Plan.

Savings Plan

Nationwide maintains the Nationwide Savings Plan, a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the Nationwide Savings Plan, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% to 22% of their compensation to accounts established on their behalf under the Nationwide Savings Plan. Participant contributions are in the form of voluntary, pre-tax salary reductions. Participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating Nationwide companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Nationwide Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Nationwide Savings Plan. All amounts contributed to the Nationwide Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Nationwide Savings Plan, as selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59½. Under the Nationwide Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested pro rata in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

Supplemental Defined Contribution Plan

Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan, which provides benefits equal to employer matching contributions that would have been made under the Savings Plan for the participants in the absence of the limitation on compensation that can be considered, found in Section 401(a)(17) of the IRC, and IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan, reduced by actual employer matching contributions made to the Savings Plan. Only elected officers of Nationwide, including officers of the Company, earning in excess of the limit set forth in IRC Section 401(a)(17) annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan.

Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The purpose of the NFS LTEP is to benefit the shareholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliated companies, attracting and retaining the services of such individuals and aligning the interests of such individuals with those of the shareholders.

The NFS LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights (“SARs”), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance shares and awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the IRC. Awards may be made to the same person on more than one occasion and may be granted singularly, in combination or in tandem as determined by the Compensation Committee.

The NFS LTEP provides the Compensation Committee, which administers the NFS LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The NFS LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Certain awards under the NFS LTEP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the IRC. The NFS LTEP has been amended by the Board of Directors subject to shareholder approval at the Annual Meeting. Please see the section of this Proxy Statement entitled “Approval of the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan” for a more complete description of the plan and the amendments.

EQUITY COMPENSATION PLAN INFORMATION1

Plan category	(a) Number of Class A Common Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of Class A Common Shares remaining available for future issuance under equity compensation plans (Excluding securities reflected in Column (a))
Equity compensation plans approved by shareholders	3,810,859	$37.32	1,760,5882 and 3
Equity compensation plans not approved by shareholders	—	—	—

Total	3,810,859	$37.32	1,760,588

[1]	Reported data is as of December 31, 2001.

[2]
Securities remaining for issuance under the NFS LTEP, including 101,683 share grants that have been cancelled and are available for reissuance. Please see above for a more complete description of the plan.

[3]
The Company uses treasury stock to compensate non-employee directors pursuant to the Nationwide Financial Services, Inc. Amended and Restated Stock Retainer Plan for Non-Employee Directors (the “Plan”). The Plan provides for the payment of one-half of each non-employee director’s annual retainer in the form of NFS Class A Common Stock. The Plan does not provide for a maximum number of shares to be granted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted #	% of Total Options Granted to Employees In Fiscal Year		Exercise or Base Price per share $	Expiration Date	Grant Date Present Value[3] $
W. G. Jurgensen	138,400[1] 48,719[2]	11.6 4.1	% %	42.63 43.55	February 6, 2011 March 8, 2012	2,487,048 869,147
Joseph J. Gasper	35,700[1] 41,943[2]	3.0 3.5	% %	42.63 40.84	February 6, 2011 February 26, 2012	641,529 694,157
Richard A. Karas	6,250[1] 6,075[2]	0.5 0.5	% %	42.63 40.84	February 6, 2011 February 26, 2012	112,313 100,541
Mark D. Phelan	25,000[1] 5,785[2]	2.1 0.5	% %	42.63 40.84	February 6, 2011 February 26, 2012	449,250 95,742
Mark R. Thresher	6,250[1] 5,785[2]	0.5 0.5	% %	42.63 40.84	February 6, 2011 February 26, 2012	112,313 95,742

[1]
One-third of the options granted become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

[2]	Represents option grants awarded in 2002 in lieu of all or a portion of the SEIP cash awards for the 2001 award year. These options were exercisable on the date of grant.

[3]
The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

♦	An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

♦
The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate used for the February 6, 2001 grant was 4.89%, 4.30% for the February 26, 2002 grant and 4.43% for the March 8, 2002 grant.

♦	Dividends at a rate of $0.48 per share for the February 6, 2001, February 26, 2002 and March 8, 2002 grants, representing the annualized dividends paid on shares of common stock at the date of grant.

♦	An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

♦
Volatility of the stock price of 45.33% for the February 6, 2001 grant, 44.48% for the February 26, 2002 grant and 44.44% for the March 8, 2002 grant, reflecting the average daily stock price volatility since the Company’s initial public offering on March 6, 1997.

♦	No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES1

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/Unexercisable $
W. G. Jurgensen	—	—	62,000/286,400	834,520/1,992,080
Joseph J. Gasper	—	—	145,700/111,600	1,045,162/764,055
Richard A. Karas	—	—	56,600/27,050	2,147,974/153,144
Mark D. Phelan	—	—	9,300/33,600	53,531/100,684
Mark R. Thresher	3,000	68,040	25,300/19,600	89,876/116,791

[1]	Totals do not include options received in 2002 in lieu of all or a portion of the SEIP cash awards for 2001 award year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES FOR GGI1

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/ Unexercisable $
W. G. Jurgensen	—	—	— / —	— / —
Joseph J. Gasper	—	—	500/2,000	12,500/50,000
Richard A. Karas	—	—	400/1,600	10,000/40,000
Mark D. Phelan	—	—	— / —	— / —
Mark R. Thresher	—	—	400/1,600	10,000/40,000

[1]	GGI is a subsidiary of the Company.

Pension Plans

Retirement Plan

Nationwide maintains a qualified defined-benefit plan called the Nationwide Retirement Plan. In general, the executive officers named in the Summary Compensation Table and other participants of NFS will receive an annual retirement benefit under the Nationwide Retirement Plan equal to the sum of:

♦	1.25% of the participant’s Final Average Compensation (defined below) times years of service (to a maximum of 35 years); and

♦	0.50% of the participant’s Final Average Compensation (defined below) in excess of Social Security Covered Compensation (defined below) times years of service (to a maximum of 35 years).

The definition of Final Average Compensation changed on January 1, 1996. For service earned prior to that date, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. For service earned since 1995, Final Average Compensation is the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any Nationwide company. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age 65, whichever is later.

With respect to Messrs. Karas, Gasper, Phelan and Thresher, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table. Covered compensation for Mr. Jurgensen includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other Nationwide companies.

A participant becomes fully vested after the completion of five years of vesting service. The Nationwide Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant’s retirement on his or her normal retirement date or later. However, the Nationwide Retirement Plan does provide for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with five or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to:

♦	a participant’s spouse; or

♦	under certain circumstances, the named beneficiary of a participant who dies while an employee or with a vested benefit under the Nationwide Retirement Plan.

The Nationwide Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

Excess and Supplemental Plans

Nationwide maintains an unfunded, nonqualified defined-benefit excess benefit plan called the Nationwide Excess Benefit Plan. Nationwide also maintains an unfunded, nonqualified defined-benefit supplemental benefit plan called the Nationwide Supplemental Retirement Plan. Any participant of Nationwide or the Company, whose benefits are limited under the Retirement Plan by reason of limitations under IRC Section 415 on the maximum benefit that may be paid under the Retirement Plan will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of the limit on compensation set forth in IRC Section 401(a)(17) annually, have at least five years of vesting service, and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Nationwide Supplemental Retirement Plan. Benefits under the Nationwide Supplemental Retirement Plan will be:

♦	1.25% of the participant’s Final Average Compensation (as defined previously) times years of service (up to a maximum of 40 years); plus

♦
0.75% of the participant’s Final Average Compensation (as defined previously) in excess of Social Security Covered Compensation (as defined previously) times years of service (up to a maximum of 40 years); less

♦	benefits accrued under the Nationwide Retirement Plan and the Nationwide Excess Benefit Plan.

For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits under the Nationwide Excess Benefit Plan vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan.

The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Nationwide Retirement Plan, including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation (as defined previously) equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Nationwide Retirement Plan (including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan) would be the total of the benefit determined based on years of service earned under each method.

PENSION PLAN TABLE

	Years of Service
Final Average Compensation	15	20	25	30	35
$125,000	$30,021	$40,029	$50,036	$60,043	$70,050
150,000	36,584	48,779	60,973	73,168	85,363
175,000	48,313	64,418	80,522	96,627	112,731
200,000	55,813	74,418	93,022	111,627	130,231
225,000	63,313	84,418	105,522	126,627	147,731
250,000	70,813	94,418	118,022	141,627	165,231
300,000	85,813	114,418	143,022	171,627	200,231
350,000	100,813	134,418	168,022	201,627	235,231
400,000	115,813	154,418	193,022	231,627	270,231
450,000	130,813	174,418	218,022	261,627	305,231
500,000	145,813	194,418	243,022	291,627	340,231
700,000	205,813	274,418	343,022	411,627	480,231
900,000	265,813	354,418	443,022	531,627	620,231
1,100,000	325,813	434,418	543,022	651,627	760,231
1,700,000	505,813	674,418	843,022	1,011,627	1,180,231
1,900,000	565,813	754,418	943,022	1,131,627	1,320,231
2,000,000	595,813	794,418	993,022	1,191,627	1,390,231

All executive officers named in the Summary Compensation Table have a portion or all of their benefits calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Nationwide Retirement Plan for Messrs. Gasper and Karas was 29.5 years and 31.5 years, respectively. Messrs. Jurgensen, Phelan and Thresher had no credited service under the Retirement Plan at that time. Messrs. Gasper and Karas earned years of service in the years 1996 through 2001. Messrs. Phelan and Thresher began participation in the Retirement Plan in 1999 and 1997, respectively. Mr. Jurgensen became eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen’s highest 5-year average compensation is the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide, if shorter, that produces the highest average. This benefit is reduced by the benefits received under the Nationwide Retirement Plan, Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen’s prior employers, and will be paid by Nationwide Mutual (not the Nationwide Retirement Plan). The benefit of each executive officer named in the Summary Compensation Table for the years since 1995 and all future years will be calculated under the 5-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2001, for Messrs. Jurgensen, Gasper, Karas, Phelan and Thresher was $906,212; $1,943,683; $704,330; $498,040; and $567,685, respectively.

COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

A.    Introduction

The Company is 18.7% publicly owned. Nationwide Corporation, a majority owned subsidiary of Nationwide Mutual, owns 81.3% of the outstanding shares of the Company. Because Nationwide Mutual establishes compensation practices throughout the Nationwide organization, the Nationwide Mutual Human Resources Committee established the base salary and NEV Plan components of 2001 compensation for the Company’s executive officers. The Compensation Committee made stock-based incentive grants under the NFS LTEP and annual incentive grants and awards under the SEIP for the Company’s executive officers in 2001.

W. G. Jurgensen is the Company’s Chairman of the Board and CEO as well as CEO of Nationwide Mutual. Under the Cost Sharing Agreement, compensation for Mr. Jurgensen is allocated among the companies in the Nationwide organization for whom he provides services. The amounts are paid by Nationwide Mutual and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 2001 compensation for Mr. Jurgensen reported in the compensation tables in this Proxy Statement and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services performed for the Company and its subsidiaries. Compensation for Mr. Gasper is allocated entirely to the Company for services performed for the Company and its subsidiaries. Compensation for Messrs. Karas, Phelan and Thresher, as shown in the Summary Compensation Table, was not allocated and is their aggregate 2001 compensation for services rendered to the Company and its subsidiaries.

The Nationwide Mutual Human Resources Committee and the Compensation Committee (collectively referred to herein as the “Committees”) are both comprised solely of non-employee directors.

B.    Compensation Philosophy and Objectives

The Committees believe that the compensation program for the Company’s executive officers should support the Company’s vision and business strategies. In addition, compensation should be determined within a competitive framework based on the overall financial results of NFS, business unit results, teamwork, and individual contributions that help build value for the Company’s shareholders. The primary objectives of the compensation program are to:

♦	Provide a direct link between pay and performance;

♦	Allocate a larger percentage of executive compensation to pay that is conditional or contingent in order to positively influence behavior and support accountability;

♦	Attract, retain and motivate top-caliber employees required for new business directions;

♦	Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

♦	Emphasize the need to focus on shareholder value, in addition to providing competitive value to customers.

As part of the overall compensation philosophy, the Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the competitive market. The introduction of the NEV Plan in 2001 provides additional long-term incentive target opportunity up to the 60th percentile of the competitive market when enterprise-wide efforts positively influence overall financial and growth strategies. The Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, the pay that an individual receives may be higher or lower than an individual’s targeted pay opportunities, depending on individual performance. The Compensation Committee may exercise discretion to adjust incentive compensation pay; however, SEIP awards are only subject to downward adjustment based on the Compensation Committee’s exercise of discretion.

Competitive market data is provided to the Committees by independent compensation consultants. This data compares the Company’s and Nationwide’s compensation practices to various groups of comparable companies. These companies compete with the Company for customers, capital and employees, and are comparable to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations.

The companies chosen for the compensation comparison group are not necessarily the same companies that comprise the peer group in the Performance Graph included in this Proxy Statement. The compensation comparison group includes more companies than those in the peer group because it provides the Committees a broader database for comparison purposes.

C.    Elements of 2001 Executive Compensation

The key elements of the Company’s executive compensation program are base salary, annual incentives and long-term incentives. The following discussion relates to the Company’s executive officers other than Mr. Jurgensen, whose compensation is discussed separately in the section below titled Compensation of the Chief Executive Officer.

i.    Base Salaries

Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

The Nationwide Mutual Human Resources Committee initially determines base salaries for executive officers by evaluating the executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity and external pay practices.

In determining increases to base salaries for 2001, the Nationwide Mutual Human Resources Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries are driven primarily by individual performance that is evaluated based on levels of individual contribution to the Company and Nationwide. When evaluating individual performance, the Nationwide Mutual Human Resources Committee considered, among other things, the executive’s:

♦	contribution towards financial results and strategic initiatives;

♦	efforts in promoting the values of the Company and Nationwide;

♦	continuing educational and management training;

♦	product innovation;

♦	ability to develop relationships with customers, distributors and employees; and

♦	leadership abilities.

No specific formula is used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer is within the individual discretion and judgment of each member of the Nationwide Mutual Human Resources Committee. Base salaries for the executive officers, including promotional increases and increases influenced by the activity of competing companies, increased by an average of 8.3% in 2001. This rate of increase enables the Company to maintain market competitive salaries. Executive officer salaries were established at a level that is consistent with the goals stated in the section titled Compensation Philosophy and Objectives.

ii.    Annual Incentive Compensation

The SEIP promotes the pay-for-performance philosophy of the Compensation Committee by providing NFS executives with direct financial rewards in the form of annual cash incentives. Awards for 2001 were based on return on equity, earnings and revenue growth and other key financial measures, comparing the Company’s financial and operational performance to that of external peer competitors, and other factors and results impacting performance for the Company, including individual employee performance.

Each year, the Compensation Committee establishes specific NFS performance measures used for the annual incentive compensation plan. Participants are provided a target incentive award opportunity that represents a percentage of their base salary. For 2001, aggregate individual targets for the executive officers named in the Summary Compensation Table other than the Chief Executive Officer ranged from 65% to 120% of base salary. Individual payouts under the SEIP annual incentive plan may range from zero to 2.5 times the individual’s target incentive award opportunity. For 2001, moderate achievement of NFS financial and peer performance measures of the Company resulted in a cash payout of 28.6% of target for Mr. Gasper and an average of 65.2% of target for Messrs. Karas, Phelan and Thresher. In addition, the Committee awarded each executive officer a stock option grant in lieu of a portion of their cash incentive award under the SEIP for 2001. These amounts are reflected in the Bonus and Securities Underlying Options/SARs columns in the Summary Compensation Table.

iii.    Long-Term Incentive Compensation

In keeping with the philosophy of the Committees to provide a total compensation package that favors conditional or contingent components of pay, long-term incentives comprise a significant portion of an executive’s total compensation package. When determining long-term incentive award sizes, the Committees consider the executives’ level of responsibility, position within the Company, prior experience, historical award data, various performance criteria, and compensation practices at comparable companies.

The Committees utilize the NFS LTEP and the NEV Plan, both described below. These plans are designed to achieve a balance between market pay orientation and alignment of NFS executives’ interests with those of shareholders.

a.    Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The NFS LTEP authorizes grants of stock options, stock appreciation rights, restricted stock, performance stock and performance awards. The objectives of the NFS LTEP are to encourage high levels of performance by selected officers, directors, and employees of the Company and certain of its affiliates to attract and retain the services of such individuals, and to align the interests of such individuals with those of the shareholders.

During February 2001, the Compensation Committee made grants to NFS’ executive officers and others under the NFS LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparable companies and the individual’s impact on the Company’s performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grants were awarded in the form of nonqualified stock options that have an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of the option grant, as well as restricted stock grants. The options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant, and the restricted stock vests at the end of a three-year period.

As referred to above in the section titled Annual Incentive Compensation, during February and March 2002, the Compensation Committee granted stock options to executive officers under the NFS LTEP in lieu of a portion of their cash award earned under the SEIP for 2001. The stock options have an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of the grant. The options become exercisable immediately upon grant, and expire ten years after the date of grant.

b.    Nationwide Economic Value Incentive Plan

The NEV Plan, which was implemented in 2001, authorizes grants of target incentive award opportunities to encourage the growth of NEV for the benefit of Nationwide as an organization. The objectives of the NEV Plan are to reward execution of broad, enterprise-wide efforts at increasing NEV by selected officers and directors of the Company and certain of its affiliates, and to attract and retain the services of key officers and directors. One key component in determining NEV and awards granted under the NEV Plan is the total market capitalization of NFS’ stock.

During February 2001, the Nationwide Mutual Human Resources Committee made grants to executive officers of NFS under the NEV Plan. Grant sizes were determined based on competitive grant practices using the 60th percentile long-term incentive practices at comparable companies and the individual’s impact on the Company’s performance. Determination of grant size is consistent with the goals stated in Compensation Philosophy and Objectives. Final awards are determined as a percent of salary grade midpoint value, 2001 NEV Plan performance and the discretionary evaluation by the CEO of an individual’s performance (applied to 25% of the initial award value determined by NEV Plan performance). Final awards for a calendar year can be positive or negative, and each participant’s award will be added to his or her NEV Plan Account balance from the previous year. Following the annual award determination process, one third of any positive NEV Plan Account balance for a participant will be credited to a deferred compensation account until that participant’s termination of employment. The remaining two thirds, if a positive balance, or the entire NEV Plan Account balance, if negative, will be subject to future NEV Plan performance and the CEO’s discretionary assessment of individual performance.

For 2001, negative growth in NEV, linked partially to the decline in the NFS stock value, resulted in negative final awards for executive officers. These negative awards will create the initial NEV Plan Account balance (since the plan was new for 2001) for each participant to carry forward into 2002. Since NEV Plan Account balances are negative, no deferred compensation account credits will occur for 2001, and positive NEV Plan earnings in future years will need to first offset the negative account balances.

D.    Compensation of the Chief Executive Officer

W. G. Jurgensen served as the Company’s Chairman of the Board and CEO, as well as in the capacity of CEO for Nationwide Mutual. Except for grants and awards made under the NFS LTEP and SEIP by the Compensation Committee, the Nationwide Mutual Human Resources Committee established all components of Mr. Jurgensen’s compensation for 2001.

As discussed above in the Introduction, a portion of Mr. Jurgensen’s annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. Jurgensen devotes to his responsibilities with the Company. The compensation reported for Mr. Jurgensen in the compensation tables and discussed in this report represents amounts paid for Mr. Jurgensen’s services as Chairman of the Board and CEO of the Company and its subsidiaries during 2001.

Mr. Jurgensen’s 2001 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the base salary compensation of Mr. Jurgensen for 2001, the Nationwide Mutual Human Resources Committee reviewed the strong financial results of the Company for 2000, Mr. Jurgensen’s superior leadership of the Nationwide companies during his tenure, his extensive experience in the industry, and his successful efforts in the Company. The portion of Mr. Jurgensen’s base salary compensation allocated to the Company totaled $277,682 in 2001, an increase of 20.6% over 2000, primarily related to Mr. Jurgensen’s full year of employment in 2001 as compared to partial-year employment in 2000. This increase also reflects a 34% decrease in the cost allocation, to more accurately reflect the portion of Mr. Jurgensen’s time spent on Company matters in 2001. In 2001, Mr. Jurgensen’s annual base salary rate was increased 8.2%. This salary positioned Mr. Jurgensen’s base salary compensation at approximately the 50th percentile of the comparable companies.

The portion of Mr. Jurgensen’s annual incentive award allocated to the Company and paid as cash in 2001 under the SEIP was $0. However, the Compensation Committee awarded Mr. Jurgensen a stock option grant in lieu of the value of his cash incentive award under the SEIP for 2001. This amount is reflected in the Securities Underlying Options/SARs columns in the Summary Compensation Table. In determining the annual incentive award of Mr. Jurgensen for 2001, the Compensation Committee reviewed the moderate financial results of the Company for 2001, as well as the goal of increased executive officer stock ownership. The financial results were reviewed based on the level of achievement of specified NFS financial and operational goals as assessed by the Compensation Committee and Board in their annual incentive performance evaluation of Mr. Jurgensen.

During February 2001, pursuant to the NFS LTEP, the Compensation Committee granted Mr. Jurgensen options to purchase 138,400 shares of the Company’s Class A Common Stock. The Compensation Committee took into account Mr. Jurgensen’s role in the continued strategic positioning of NFS. In addition, this grant reflects the competitive level of long-term compensation for chief executive officers of major diversified insurance and financial services organizations of similar size and scope to that of the Company. The award of the Compensation Committee reflected the Company’s desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other shareholders.

E.    Policy on Deductibility of Compensation

Section 162(m) of the IRC provides that executive compensation in excess of $1 million paid to a “covered employee,” as that term is defined in that section, in any calendar year is not deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Committees will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and NFS LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m). However, the Committees may award compensation that is not fully deductible if the Committees determine that such an award is consistent with their philosophy and in the best interests of the Company and its shareholders.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman
James G. Brocksmith, Jr.
Charles L. Fuellgraf, Jr.
Donald L. McWhorter

Nationwide Mutual Insurance Company Human Resources Committee

Willard J. Engel, Chairman
Timothy J. Corcoran
Yvonne M. Curl
Ralph M. Paige
Arden L. Shisler
Robert L. Stewart

EMPLOYMENT AGREEMENTS

Nationwide Mutual entered into an employment agreement dated May 26, 2000, with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three-year term (subject to earlier termination in certain circumstances), with an automatic one-year extension unless either party gives notice of nonrenewal.

Mr. Jurgensen’s annual base salary is to be no less than $850,000 ($1,000,000 by April 2002), and his annual target performance bonus is 150% of base salary (maximum bonus—300% base salary), Mr. Jurgensen received an option to purchase 60,000 shares of common stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the NFS LTEP, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen will be eligible to participate in full retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. Mr. Jurgensen is entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value and to receive an automobile and other executive fringe benefits available to senior level executives. If Mr. Jurgensen’s employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by .04 multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2005, or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

If Nationwide Mutual terminates Mr. Jurgensen’s employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various company retirement, savings and deferred compensation plans and cash payments equal to matching company contributions under certain other company plans.

Upon a change of control, as defined below, if Mr. Jurgensen’s employment is terminated without cause, if he resigns for good reason or if he resigns during the one month “window” period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect; all options and restricted stock shall vest in full. Mr. Jurgensen shall also receive benefits under various company retirement, saving and deferred compensation plans, cash payments equal to matching company contributions under certain company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the IRC.

A change of control for the purpose of these agreements is defined as the (i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual; (iii) change in the members constituting the Mutual Board by 50% or more within two years as a result of a corporate transaction; (iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the board of directors that certain other specified events shall constitute a change of control—a demutualization, establishment of a mutual holding company structure or any other event that the board shall designate.

The Company entered into an employment agreement dated July 1, 2000, with Mr. Gasper, the President and Chief Operating Officer of the Company and Nationwide Life. The agreement has a three-year term (subject to earlier termination in certain circumstances). The agreement provides that his annual base salary is to be no less than that in effect on the date of the agreement. He is entitled (i) to participate in all short-term and long-term incentive programs for senior executives at appropriate levels and employee retirement and welfare benefit plans and (ii) to receive an automobile and other executive fringe benefits, as available to senior level executives.

If the Company terminates the employment without cause or if Mr. Gasper resigns for good reason after a substantial reorganization of the Company, he will be entitled to receive severance benefits equal to two times annual base salary, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. He will also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching company contributions under certain other Company plans.

Upon a change of control, if Mr. Gasper’s employment is terminated without cause, if Mr. Gasper resigns for good reason or if he resigns during the one month “window” period one year after the change in control, he will be entitled to receive severance benefits equal to three times his salary and target, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect. All options and restricted stock will vest in full. He will also receive benefits under various Company retirement, savings and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment received would constitute an excess parachute payment under the IRC.

Mr. Gasper also has a Retention Bonus Agreement with the Company providing for a $500,000 payment if he remains an employee through July 1, 2003, or if he is terminated without cause before that date.

PERFORMANCE GRAPH

The following graph shows a comparison of the Company’s cumulative total shareholder return since its initial public offering on March 6, 1997, with the S&P Composite Index and an index of peer companies selected by the Company. During 2001, AXA Financial, Inc. was acquired by AXA Group and American General Corporation was acquired by American International Group, Inc. As a result, both companies ceased to trade publicly and were removed from the index of peer companies. Hartford Financial Services Group, Inc. and Manulife Financial Corporation were added to replace AXA Financial, Inc. and American General Corporations. Also in 2001, Principal Financial Group completed a public offering and replaced T. Rowe Price & Associates in the peer companies. Companies in the peer group are the following: Allmerica Financial Corporation; AFLAC Inc.; Hartford Financial Services Group, Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; Manulife Financial Corporation; MetLife Inc.; Protective Life Corporation; and Principal Financial Group. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company.

The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

Except to the extent that the Company specifically incorporates this graph by reference, the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

CERTAIN TRANSACTIONS

The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the “Intercompany Agreement”). As used herein, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

Nationwide Mutual Consent to Certain Events.    Under the Intercompany Agreement, until Nationwide Mutual ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) in the public offering of Class A Common Stock in March 1997; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Amended and Restated Certificate of Incorporation and certain provisions of the Restated Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company; (viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock; (ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and (xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee of the Board of Directors.

License to Use Nationwide Name and Service Marks.    Under the Intercompany Agreement, Nationwide Mutual granted to the Company and certain of its subsidiaries a non-assignable and non-exclusive revocable license to use the “Nationwide” trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the “Service Marks”) solely for the purpose of identifying and advertising the Company’s long-term savings and retirement business and activities related to such business.

Equity Purchase Rights.    The Company agreed that, to the extent permitted by the New York Stock Exchange and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation could purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

Registration Rights.    The Company granted to Nationwide Corporation certain demand and “piggyback” registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other shareholders of the Company. These rights are subject to certain “blackout” provisions. Such registration rights are transferable by Nationwide Corporation.

Nationwide Mutual Agents.    In the Intercompany Agreement, Nationwide Mutual agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents. Such right is exclusive to the Company, subject to the limited right of certain Nationwide companies to sell such products through the agency force, for at least five years following the equity offerings.

Federal Income Taxes

The Company is included in Nationwide Mutual’s consolidated United States federal income tax return and the Company’s tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual. Total payments (from) to Nationwide Mutual were $(48.7) million, $64.5 million, and $2.3 million for the years ended December 31, 2001, 2000, and 1999, respectively. The Company also may be included in certain state and local tax returns of Nationwide Mutual or its subsidiaries.

The Company is a party to a Tax Sharing Agreement with Nationwide Mutual and the other Nationwide companies included in the consolidated returns of Nationwide Mutual. The Tax Sharing Agreement defines how the tax liability for each company included in Nationwide Mutual’s consolidated tax return is determined for 1996 and subsequent years. The Company’s tax liability is determined pursuant to the Tax Sharing Agreement for each year it is included in Nationwide Mutual’s consolidated federal income tax return. The Tax Sharing Agreement also applies for any year in which the Company is included in a Nationwide Mutual consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company pays to Nationwide Mutual amounts equal to the taxes the Company would pay if the Company filed a separate federal income, or a separate state or local income or franchise tax return, including any amounts that are later determined to be due as a result of any audit or other recomputation of its liability. The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

Nationwide Mutual effectively controls all of the Company’s tax decisions by virtue of its control of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, Nationwide Mutual will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company and to determine the amount of the Company’s liability to (or entitlement to payment from) Nationwide Mutual under the Tax Sharing Agreement.

This arrangement may result in conflicts of interest between the Company and Nationwide Mutual. For example, under the Tax Sharing Agreement, Nationwide Mutual may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual is obligated to act in good faith with regard to all persons included in the applicable returns.

The Tax Sharing Agreement may not be amended without the prior written consent of the Company.

Savings Plan

The Savings Plan is administered by The 401(k) Company, Inc., a subsidiary of the Company, which earned fees of $2.1 million, $2 million and $1.7 million in 2001, 2000 and the last seven months of 1999 (time period when The 401(k) Company, Inc. first assumed the administrative duties for the Savings Plan), respectively.

Lease

Under an arrangement between Nationwide Mutual and certain of its subsidiaries, during 2001 the Company leased on average approximately 721,717 square feet of office space primarily in the four building home office complex in Columbus, Ohio. This office space was leased at current market rates ranging from $20.06 to $22.06 per square foot plus an occupancy charge of $1.84 per square foot per year. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual, subject to availability. For the years ending December 31, 2001, 2000 and 1999, the Company made payments to Nationwide Mutual and its subsidiaries totaling $18.7 million, $14.3 million and $11.4 million, respectively, under such arrangement. The Company also leased approximately 245,898 square feet of office space in suburban Columbus, Ohio, from Duke Realty, Inc. This office space was leased at current market rates ranging from $19.54 to $20.50 per square foot plus an occupancy charge of $0.48 to $1.74 per square foot per year. For the year ending December 31, 2001, Nationwide Mutual, on behalf of the Company, made lease payments totaling $5.2 million.

Modified Coinsurance Agreements

Effective as of January 1, 1996, Nationwide Life entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau (“ELOW”). Under the agreement, Nationwide Life ceded to ELOW and ELOW assumed Nationwide Life’s non-variable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. During the second quarter of 1999, Nationwide Life entered into a modified coinsurance arrangement to reinsure the 1999 operating results of ELOW retroactive to January 1, 1999. In September 1999, the Company acquired ELOW for $120.8 million and immediately merged ELOW into Nationwide Life terminating the modified coinsurance arrangement, effective July 1, 1999. During September 1999, NFS also acquired Pension Associates (“PA”), an affiliated pension plan administrator for $3.4 million. Revenues ceded to ELOW for the year ended December 31, 1999 was $35.8 million, while benefits, claims and expenses ceded was $46.2 million.

Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business is ceded to Nationwide Mutual on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by Nationwide Life, although a fee is paid to Nationwide Life for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

Cost Sharing Agreement

Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration, and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to Nationwide Mutual and Nationwide Services Company totaling $145.6 million, $156.6 million and $132.3 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million; $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Cash Management Agreement

Nationwide Mutual entered into an Investment Agency Agreement with Nationwide Cash Management Company (“NCMC”), an affiliate of the Company. NCMC makes, holds and administers short-term investments (those maturing in one year or less) for Nationwide Mutual and certain of its affiliates, including Nationwide Life and certain of the Company’s other subsidiaries. Under the agreement, expenses of NCMC are allocated pro rata among the participants based upon the participant’s ownership percentage of total assets held by NCMC. For the years ending December 31, 2001, 2000 and 1999 the Company paid NCMC fees and expenses totaling $0.4 million, $0.4 million and $0.3 million, respectively, under this agreement. Amounts on deposit with NCMC were $85.6 million and $436.5 million as of December 31, 2001 and 2000, respectively.

Repurchase Agreement

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

Group Annuity and Life Insurance Contracts

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $4.96 billion and $5.15 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $154.0 million, $160.2 million, and $150.9 million for the years ended December 31, 2001, 2000 and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million, and $112.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

Partial Sale of Limited Partnership

During 2001, the Company entered into a transaction with Nationwide Mutual, whereby it sold 78% of its interest in the limited partnership called Nationwide Realty Investors, Ltd. (representing 49% of the limited partnership) to Nationwide Mutual for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and Nationwide Mutual separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with Nationwide Mutual holding the remaining interests.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Joseph J. Gasper, President and Chief Operating Officer and Director of the Company and Richard A. Karas, Senior Vice President—Sales—Financial Services of the Company are limited partners in Country Club Properties, L.P., which holds a 25% interest in NRI-CCP I, LLC, a Delaware limited liability company, 75% of which is owned by Nationwide Realty Investors, Ltd. Nationwide Life, a wholly owned subsidiary of the Company, currently owns approximately 14% of Nationwide Realty Investors, Ltd. and Nationwide Mutual owns the remainder.

The general partner of Country Club Properties, L.P. is Desert Management Group, LLC. NRI-CCP I, LLC was formed for the purpose of acquiring 960 acres of land in La Quinta, California, for the development of residential lots and three golf courses. The land was acquired by NRI-CCP I, LLC on June 15, 2000.

Mr. Gasper and Mr. Karas each purchased their Limited Partnership Interests in Country Club Properties L.P. (the “Limited Partnership Interest”) on March 11, 1999, at a cost of $125,000. Each of Mr. Gasper’s and Mr. Karas’ Limited Partnership Interest represents less than one percent of the partnership. Mr. Gasper and Mr. Karas are entitled to a share of partnership distributions and a lifetime membership in several golf courses to be developed. The golf membership is transferable upon death.

INDEPENDENT AUDITORS

The firm of KPMG LLP served as independent auditors for the Company for 2001. Representatives of the firm are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

Fees billed or expected to be billed by KPMG for 2001 include the following:

Audit fees[1]	$848,899
Financial information systems design and implementation fees	—
All other fees
Audit related:
Audits of registered insurance products	551,302
Audits of registered investment products	326,880
Reports on internal controls (SAS 70)	260,000
Comfort letters and SEC filings	96,120
Other audit related reports	211,246

Total other fees – audit related	1,445,548
Non-audit services – tax services	299,325

Total fees	$2,593,772

[1]
For services rendered for the audit of the consolidated financial statements for the year ended December 31, 2001, and the review of the consolidated financial statements included in the Company’s Forms 10-Q for that year.

The Audit Committee of the Board of Directors considered whether the provision of the services covered under “Financial information systems design and implementation fees” and “All other fees” above is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and KPMG LLP to review and discuss the December 31, 2001, financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also received written disclosures and representations from KPMG LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the Audit Committee discussed with KPMG LLP its independence.

Based upon the Audit Committee’s discussions and the review of the materials referred to above with management and KPMG LLP, and the Audit Committee’s review of the representations of management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in the Company’s Summary Annual Report to Shareholders for the year ended December 31, 2001, and the audited consolidated financial statements, including the related footnotes, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the United States Securities and Exchange Commission (“SEC”).

Nationwide Financial Services, Inc. Audit Committee

Donald L. McWhorter, Chairman
James G. Brocksmith, Jr.
Lydia M. Marshall
Gerald D. Prothro

APPROVAL OF THE SECOND AMENDED AND RESTATED
NATIONWIDE FINANCIAL SERVICES, INC.
1996 LONG-TERM EQUITY COMPENSATION PLAN

The Company’s Board of Directors adopted the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (“LTEP”) to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link the personal interests of participants in the NFS LTEP to those of the Company’s shareholders; provide such participants with an incentive for excellence in individual performance; promote teamwork among all such participants; provide flexibility to the Company in its ability to motivate, attract, and retain the services of such participants who make significant contributions to the Company’s success; and to allow such participants to share in the success of the Company. In 2000, the LTEP was amended to increase to a maximum of 6,100,000 the number of shares (subject to adjustment for stock dividends, stock splits and other similar events) of the Company’s Class A Common Stock available to be issued under the LTEP and to qualify certain awards under the LTEP for deductibility for purposes of §162(m) of the IRC. The Company’s Board of Directors approved the Amended LTEP on February 27, 2002, in order to i) add Nationwide insurance agents, including agents of the Company, as eligible participants in the Amended LTEP, ii) increase the number of shares available under the NFS LTEP from 6,100,000 shares to 20,100,000 shares, iii) eliminate, other than for grants of incentive stock options, the prohibition of grants of awards on or after December 11, 2006, iv) increase the maximum annual award of stock options, stock appreciation rights, performance shares and performance units that may be awarded to any one participant from 300,000 to 500,000 and v) make other non-substantive changes.

The Amended LTEP is included as Exhibit A to this Proxy Statement. The following summary of certain features of the Amended LTEP is qualified in its entirety by reference to Exhibit A.

Administration

The Board of Directors has delegated the responsibility to administer the Amended LTEP to the Compensation Committee. The Compensation Committee, subject to the provisions of the Amended LTEP, is authorized to: i) interpret and administer the Amended LTEP; ii) select employees, directors and agents to whom awards will be granted; iii) determine the type and amount of such awards; iv) determine and amend, in accordance with the Amended LTEP, the terms and conditions of such awards; and v) exercise all other powers allocated to the Compensation Committee under the Amended LTEP, including a determination as to whether performance goals have been met.

The Amended LTEP may be amended in writing by the Board of Directors without shareholder approval, except where such amendment requires shareholder approval under the federal securities laws or the rules of any stock exchange where the stock is listed, or to preserve the deductibility of amounts granted under the Amended LTEP for federal income tax purposes.

Eligibility

Employees, directors and agents of the Company or any of its subsidiaries or affiliates who are selected from time to time by the Compensation Committee will be granted awards under the Amended LTEP. The receipt of an award under the Amended LTEP will not confer upon any individual the right to receive additional awards under the Amended LTEP.

Shares Subject to Amended LTEP

The Amended LTEP increases the shares authorized from 6,100,000 to 20,100,000. In the event of any change in the corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, the Compensation Committee may, at its discretion, adjust the number of shares that may be issued and other limits in the Amended LTEP and any outstanding award to prevent dilution or enlargement of rights. 4,728,534 shares have been granted under the Amended LTEP as of March 11, 2002. The closing price of the Company’s Class A Common Stock was $43.50, as reported on the consolidated reporting system on March 11, 2002.

Change of Control

In the event of a change of control of the Company, all stock options and stock appreciation rights (“SARs”) awarded under the Amended LTEP shall become immediately exercisable, any restrictions on restricted stock awarded under the Amended LTEP shall lapse, and all performance goals relating to outstanding awards of restricted stock and performance units and performance shares shall be deemed to have been met at the target level. A change of control occurs when Nationwide Mutual and its subsidiaries no longer own at least 50.1% of the voting power of the Company’s securities, or shareholders approve a plan of liquidation of the Company or the sale of all or substantially all of the Company assets.

Awards

Awards made under the Amended LTEP consist of stock options, SARs, restricted stock, and performance shares or performance units. Awards made to executive officers named in the Summary Compensation Table, with respect to IRC Section 162(m), are generally designed to comply with the performance-based exception from the tax deductibility limitations described in IRC Section 162(m). The Compensation Committee may choose from a pre-established list of performance measures in determining the particular performance goal or target to be met by such executive officer in order to receive an award under the Amended LTEP. The performance measures to be used for the purpose of establishing performance goals are: earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, or total shareholder return. In general, the Compensation Committee has the discretion to determine the extent to which pre-established performance goals have been met and to make awards or payment, in some cases pro-rated, based on such determinations. The Compensation Committee may not increase the amount of an award at any target level.

An award of a “stock option” means the grant of either a nonqualified stock option or an incentive stock option within the meaning of IRC Section 422. Each award shall specify the option price, which will be equal to at least 100% of the fair market value of a share of Class A Common Stock on the date the stock option is granted. Stock options may be exercised at such times and subject to such restrictions as described in the applicable award agreement between the Company and the participant. Approximately 445 employees and directors have been selected to participate in the Amended LTEP.

An award of a SAR means that the participant has been granted the right to receive payment from the Company, if all applicable terms and conditions in the award agreement between the Company and the participant are met, of an amount determined by multiplying the difference between the fair market value of a share of Class A Common Stock on the date of exercise over the fair market value on the date of grant, by the number of shares of Class A Common Stock with respect to which the SAR is exercised. SARs may be granted as freestanding or tandem SARs, or any combination thereof.

An award of “restricted stock” means that the participant has been granted shares of Class A Common Stock that are subject to forfeiture upon the happening of certain events. Such shares are to be held in escrow by the Company during the restriction period. During the restriction period, the participant has the right to receive cash dividends declared and paid, if any, with respect to such shares of restricted stock, as well as to vote such shares.

An award of a “performance unit” or “performance share” means that the participant has been granted the right to receive payments with respect to the units or shares of Class A Common Stock subject to the award, if the performance goals described in the applicable award agreement between the Company and the participant are met.

The Amended LTEP provides that the maximum number of shares that may be granted each fiscal year to a participant with respect to stock options, SARs, performance units or performance shares will increase from 300,000 to 500,000 shares per award type. The maximum restricted stock grants that may be made to a participant will remain at 300,000 shares of Class A Common Stock per fiscal year.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution unless (except for incentive stock options) otherwise specified in the award agreement

Termination of Employment

The extent to which a participant may exercise stock options or SARs or retain restricted stock awarded under the Amended LTEP upon termination of employment is set forth in the applicable award agreement between the Company and such participant. Such provisions may reflect distinctions based on the reason for termination of employment. The extent to which a participant, who has been awarded performance units or performance shares under the Amended LTEP, may receive a prorated payment of the performance units or performance shares upon termination of employment due to death, disability or retirement shall be determined by the Compensation Committee in its discretion. In the event the participant terminates employment for any other reason, the performance units and performance shares shall be forfeited, except to the extent otherwise determined by the Compensation Committee.

Federal Tax Treatment

Under the present federal tax law, the federal income tax treatment of stock options under the Amended LTEP is as follows: A participant realizes no taxable income and the Company is not entitled to a deduction when either an incentive stock option or a nonqualified stock option is awarded. The exercise of an incentive stock option does not result in taxable ordinary income for the participant or a deduction for the Company; however, the excess of the fair market value of the shares purchased upon exercise over the option exercise price is includable in the participant’s alternative minimum taxable income for purposes of the alternative minimum tax. Upon disposition of the stock acquired through the exercise of an incentive stock option, the participant will be taxed on the gain, or the excess of the sale price over the exercise price, at capital gains rates if the stock has been held for more than two years after the date of the grant of the option and one year after the date of exercise. If such holding periods are not satisfied prior to a disposition of the shares by the participant, the participant will be taxed at ordinary income rates on the amount by which the market value of the stock at the time the incentive stock option was exercised exceeded the exercise price (or, if less, on the amount of gain realized on the sale), and the Company will be entitled to a corresponding deduction. Generally, when a nonqualified stock option is exercised, the participant will be taxed on the spread, or the difference between the exercise price and the fair market value of the shares purchased at ordinary income rates and the Company will be entitled to a corresponding deduction. Upon disposition of the stock acquired through the exercise of a nonqualified stock option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the sale price of the shares and the fair market value of the shares on the date that the employee recognized income.

Option Grants Under the NFS LTEP

Name and Position/Group	Number of Securities Underlying Options Granted	Exercise Price Per Share $	Expiration Date
W. G. Jurgensen:	60,000	28.00	05/26/10
Chairman of the Board and	150,000	28.00	05/26/10
Chief Executive Officer	138,400	42.63	02/06/11
	48,719	43.55	03/08/12

Joseph J. Gasper:	30,000	23.50	03/05/07
President and Chief Operating	40,000	39.37	02/10/08
Officer	50,000 25,500 76,100 35,700 41,943	48.12 38.25 26.93 42.63 40.84	02/09/09 11/09/09 02/09/10 02/06/11 02/26/12

Richard A. Karas:	10,000	23.50	03/05/07
Senior Vice President—	20,000	39.37	02/10/98
Sales—Financial Services	25,000 7,400 15,000 6,250 6,075	48.12 38.25 26.93 42.63 40.84	02/09/09 11/09/09 02/09/10 02/06/11 02/26/12

Mark D. Phelan:	2,500	40.18	11/10/08
Senior Vice President—	5,000	48.12	02/09/09
Technology & Operations	10,400 25,000 5,785	38.25 26.93 40.84	02/09/10 02/06/11 02/26/12

Mark R. Thresher:	3,000	23.50	03/05/07
Senior Vice President—	10,000	39.37	02/10/08
Finance	11,250 6,000 11,400 6,250 5,785	48.12 38.25 26.93 42.63 40.84	02/09/09 11/09/09 02/09/10 02/06/11 02/26/12

All current executive officers as a group[1]	84,500 5,000 5,000 150,500 5,400 2,500 199,025 10,000 95,400 8,400 251,700 210,000 3,800 24,200 500,650 10,037 22,500 183,947 48,719	23.50 26.25 31.19 39.38 42.94 40.19 48.13 41.13 38.25 26.88 26.94 28.00 36.75 37.69 42.63 41.45 44.22 40.84 43.55	03/05/07 05/10/07 10/13/07 02/10/08 05/12/08 11/10/08 02/09/09 08/09/09 11/09/09 01/03/10 02/09/10 05/26/10 07/26/10 08/11/10 02/06/11 05/09/11 06/01/11 02/26/12 03/08/12

[1]	All current reporting officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, which includes the executive officers named in the Summary Compensation Table.

Name and Position/Group	Number of Securities Underlying Options Granted	Exercise Price Per Share $	Expiration Date

All current directors who are not executive officers, as a group[2]	20,000 8,000 30,000 13,500 4,000 32,859	23.50 45.44 38.25 26.94 36.02 40.84	03/05/07 05/10/09 11/09/09 02/09/10 11/14/11 02/26/12

Each nominee for election as a director:
Joseph A. Alutto	—	—	—
Donald L. McWhorter	2,000 1,500 3,643	38.25 26.93 40.84	11/09/09 02/09/10 02/26/12
Arden L. Shisler	2,000 2,000 1,500 3,652	23.50 38.25 26.93 40.84	03/05/07 11/09/09 02/09/10 02/16/12
Alex Shumate	—	—	—

Each associate of such persons	—	—	—

Each other person who received five (5) percent of such options, warrants or rights	—	—	—
All employees, including all current officers who are not
executive officers, as a group	128,000 154,500 5,900 2,500 401,000 30,000 3,350 15,800 243,550 651,900 2,000 17,042 619,500 19,191 5,589 8,109 4,941 21,914	23.50 39.38 42.94 40.19 48.13 46.25 45.44 41.13 38.25 26.94 27.63 42.25 42.63 44.91 46.12 36.02 38.74 40.84	03/05/07 02/10/08 05/12/08 11/10/08 02/09/09 03/04/09 05/10/09 08/09/09 11/09/09 02/09/10 05/23/10 12/21/10 02/06/11 06/07/11 08/23/11 11/14/11 12/13/11 02/26/12

[2]	Includes directors of affiliates of the Company.

All options granted to date under the NFS LTEP, have been non-qualified stock options with a ten-year term, which have vesting periods between zero and three years following the grant date, except for one stock option grant to the CEO that has a vesting period of five years. These stock option grants all have an exercise price equal to the fair market value on the grant date. All grants under the NFS LTEP for the executive officers named in Summary Compensation Table have been previously reported as required in the current or previous proxy statements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE SECOND AMENDED AND RESTATED NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY COMPENSATION PLAN.

SHAREHOLDER PROPOSAL

Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, Massachusetts, owner of 400 shares of the Company’s Class A Common Stock for at least one year prior to the date it submitted its shareholder proposal to the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

Nominating Committee Proposal

Resolved, that the shareholders of Nationwide Financial Services, Inc. (“Company”) hereby request that the Company’s Board of Directors adopt an Independent Board Nominating Committee Policy that provides for a transition to a Nominating Committee composed entirely of independent directors as Nominating Committee openings occur. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

•	Employed by the Company or an affiliate in an executive capacity;

•	Employed by a firm that is one of the Company’s paid advisors or consultants;

•	Employed by a significant customer or supplier;

•	Employed by a tax-exempt organization that receives significant contributions from the Company;

•	Paid by the Company pursuant to any personal services contract with the Company;

•	Serving in an executive capacity or as a director of a corporation on which the Company’s chairman or chief executive officer is a board member; or

•	Related to a member of management of the Company.

Statement of Support:    A board of director’s nominating committee is charged with the role of selecting candidates for the corporation’s board. The board of directors fulfills the vital function of hiring, monitoring, compensating and, when necessary, replacing senior management. It participates with and oversees management as it first develops and then executes the corporation’s strategic plans.

The nominating committee performs the important task of seeking out, interviewing and ultimately recommending new board nominees that will stand for election by the shareholders. The board nominating committee should be composed entirely of directors independent of management who can take the necessary actions to seek, nominate, and present new director candidates to the shareholders. The definition of “independent” director advanced in the resolution will ensure that those members of our Company’s Nominating Committee will be totally independent of management and best able to undertake their responsibilities in developing an independent Board focused on the Company’s long-term success.

Implementation of this resolution would strengthen the process by which director nominees are selected at our Company. At present, the Company has no Nominating Committee.

As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company’s long-term success.

The Board of Directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

The Board of Directors opposes the proposal to establish an “independent” (as defined in the proposal) Nominating Committee.

Until recently, the Company had no separate nominating committee and the Board as a whole considered all nominees for director. In December 2001, the Board of Directors established the Governance Committee, which is responsible for identifying and recommending candidates for election to the Board. The Governance Committee is also responsible for considering other governance issues relevant to the Board of Directors. The members of the Governance Committee are James G. Brocksmith, Jr., Donald L. McWhorter, David O. Miller, James F. Patterson and Arden L. Shisler, who are all non-employee directors of the Company. The Board believes that all members of the new Governance Committee are independent within the meaning of the term as defined in the proposal, except for the fact that some of the committee members also sit on other Nationwide boards.

The definition of “independent” used in the proposal goes well beyond the standards of independence used by the New York Stock Exchange for audit committee members, by the Securities and Exchange Commission for members of the Compensation Committee who must be “non-employees” for purposes of Section 16 and Rule 16b-3 thereunder and by the Internal Revenue Service for purposes of Section 162(m) of the IRC. While the Board believes that all members of the Governance Committee currently meet the proponent’s definition of independence (except for such members who also sit on other Nationwide boards), the Board does not believe that it should be limited to the stricter standards of the definition in choosing members of the Governance Committee in the future.

The Board of Directors believes that it should have the flexibility to select for the Governance Committee those directors who can make a meaningful contribution to the selection of candidates for director with the appropriate experience and qualifications. The Board believes that requiring all such directors to be independent, as defined in the proposal, is not likely to result in any benefit to the shareholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

PROPOSALS BY SHAREHOLDERS FOR THE 2003 ANNUAL MEETING

The Company’s Restated Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a shareholder must give written notice to the Secretary of the Company (containing certain information specified in the Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company’s Proxy Statement in connection with the last annual meeting. A copy of the Restated Bylaws may be obtained by submitting a request to the Company. Requests should be addressed to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215, (614) 249-3270.

Rule 14a-4 of the Securities Exchange Act of 1934, as amended, allows the Company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an advance notice provision in the Company’s Restated Bylaws. The Company’s Restated Bylaws contain such an advance notice provision as described above. For the Company’s annual meeting expected to be held on May 7, 2003, shareholders must submit such written notice to the Secretary of the Company not earlier than December 30, 2002, and not later than January 28, 2003.

These requirements are separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the Company’s 2003 Annual Meeting, any shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement must submit such proposal to the Secretary of the Company on or before November 29, 2002.

OTHER MATTERS

The Board of Directors know of no further business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the Summary Annual Report to Shareholders, or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be addressed to Kevin G. O’Brien, Associate Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215 (614) 677-5331. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders upon written request to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215, (614) 249-3270.

March 29, 2002

EXHIBIT A

Second Amended and Restated
Nationwide Financial Services, Inc.
1996 Long-Term Equity Compensation Plan

SECOND AMENDED AND RESTATED
NATIONWIDE FINANCIAL SERVICES, INC.
1996 LONG-TERM EQUITY COMPENSATION PLAN

February 2002

Contents

SECOND AMENDED AND RESTATED
NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY
COMPENSATION PLAN

ARTICLE 1.

ESTABLISHMENT, OBJECTIVES, AND DURATION

1.1.    Establishment of the Plan.    Nationwide Financial Services, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document and individual award agreements setting forth certain terms and conditions applicable to awards granted under the Plan. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

Subject to approval by the Company’s shareholders, the Plan shall become effective as of December 11, 1996 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2.    Objectives of the Plan.    The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3.    Duration of the Plan.    The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award of Incentive Stock Options be granted under the Plan on or after December 11, 2006.

ARTI CLE 2.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.    “Affiliate” means Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Farmland Mutual Insurance Company, and the Subsidiaries of each such company, other than the Company.

2.2.    “Agent” means a person duly licensed in accordance with applicable state insurance laws and under contract to sell insurance offered by any insurance company which is a part of the Enterprise, as an independent contractor or an employee of a corporation licensed to sell insurance offered by such an insurance company, or as a staff member of either such an independent contractor or licensed corporation.

2.2.    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

2.3.    “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4.    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5.    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6.    “Change in Control” will be deemed to have occurred as of the first day any one (1) or more of the following paragraphs shall have been satisfied:

(a)  At any time when Nationwide Mutual Insurance Company and its Subsidiaries cease to be the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)  The shareholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets.

2.7.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8.    “Committee” means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.9.    “Company” means Nationwide Financial Services, Inc., a Delaware corporation, including any and all of its Subsidiaries, and any successor thereto as provided in Article 18 herein.

2.10.    “Director” means any individual who is a member of the Board of Directors of the Company or the Affiliates.

2.11.    “Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

2.12.    “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13.    “Employee” means any employee of the Enterprise. Directors and Agents who are not employed by the Enterprise shall not be considered Employees under this Plan.

2.14.    “Enterprise” means the Company and the Affiliates.

2.15.    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16.    “Fair Market Value” shall be equal to the closing sale price of a Share on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17.    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18.    “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.19.    “Insider” shall mean an individual who is, on the relevant date, an officer, Director or the beneficial owner of more than ten percent (10%) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.20.    “Named Executive Officer” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.21.    “Nonemployee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.22.    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.23.    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.24.    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25.    “Participant” means a current or former Employee, Director or Agent who has outstanding an Award granted under the Plan.

2.26.    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.27.    “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.28.    “Performance Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.29.    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.30.    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.31.    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.32.    “Retirement” means:

(a)  for an Employee, such Employee’s termination of employment with all members of the Enterprise on or after the date on which he or she shall have:

(1)  Attained Normal Retirement Age,

(2)  Attained age 55 and completed 180 Months of Vesting Service; or

(3)  Attained age 62 and completed 60 Months of Vesting Service, whichever is earliest;

(b)  for a Director, such Director’s termination of service with all members of the Enterprise on or after the completion of two or more full or partial terms as a director of the Company or any of its Affiliates; or

(c)  for an Agent, such Agent’s termination of service with all members of the Enterprise on or after the date on which he or she shall have:

(1) Attained age 65,

(2) Attained age 55 and completed 15 years of service; or

(3) Attained age 62 and completed 5 years of service, whichever is earliest.

For purposes of this Section, Normal Retirement Age and Months of Vesting Service shall have the meanings assigned to them in the Nationwide Retirement Plan.

2.33.    “Shares” means the shares of Class A Common Stock of the Company, par value $0.01 per share.

2.34.    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

2.35.    “Subsidiary” means any corporation in which an organization owns directly, or indirectly through subsidiaries, at least twenty-five percent (25%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the organization owns at least twenty-five percent (25%) of the combined equity thereof.

2.36.    “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3.

ADMINISTRATION

3.1.    The Committee.    The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board. The members of the Committee shall be Nonemployee Directors and shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2.    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, Directors and Agents who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Employees, Directors and Agents; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Employees, Directors and Agents; and (subject to the provisions of Article 15 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations, which may be necessary or advisable, for the administration of the Plan, as the Plan applies to Employees, Directors and Agents. As permitted by law, the Committee may delegate its authority as identified herein.

3.3.    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Agents, Participants, and their estates and beneficiaries.

ARTICLE 4.

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1.    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 4.2 herein, the number of Shares available for grants to Participants under the Plan shall be twenty million one hundred thousand (20,100,000). The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan. In the event any Award under the Plan is forfeited or that any outstanding Award for any reason expires, is terminated or cancelled without exercise, the Shares subject to such Award shall again be available for grant or issuance under the Plan.

Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a)  Options:  The maximum aggregate number of Shares that may be purchased as a result of Options granted, pursuant to any Award granted in any one fiscal year to any one Participant, shall be five hundred thousand (500,000).

(b)  SARs:  The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant, shall be five hundred thousand (500,000).

(c)  Restricted Stock:  The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be three hundred thousand (300,000) Shares.

(d)  Performance Shares/Performance Units:  The maximum aggregate payout with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant shall be the value of five hundred thousand (500,000) Shares at the end of the Performance Period.

4.2.    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.1(a) through 4.1(d), as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be rounded to the nearest whole number, with one-half (1/2) shares rounded up to the next higher number.

ARTICLE 5.

ELIGIBILITY AND PARTICIPATION

5.1.    Eligibility.    Persons eligible to participate in this Plan include all Employees of the Enterprise, including Employees who are members of the Board, all Directors and all Agents .

5.2.    Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Agents, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.

OPTIONS

6.1.    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2.    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3.    Option Price.    The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4.    Duration of Options.    Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5.    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options which are intended to be ISOs within the meaning of Code Section 422 shall be subject to the limitation set forth in Code Section 422(d).

6.6.    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares, other than Shares purchased by the Participant on the open market, which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).

Cashless exercise, as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means may be allowed on such terms and conditions as the Company’s Chief Executive Officer, in his or her sole discretion, shall determine to be consistent with the Plan’s purpose and applicable law, from time to time.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, either individually or jointly, Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7.    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable and as are set forth in the Award Agreement, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8.    Termination of Employment or Service.    Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if Participant is a Director or Agent, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment.

6.9.    Nontransferability of Options.

(a)  Incentive Stock Options:    No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)  Nonqualified Stock Options:    Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1.    Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2.    Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3.    Exercise of Freestanding SARs.    Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4.    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.    Term of SARs.    The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.    Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)  the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)  the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7.    Termination of Employment or Service.    Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if Participant is a Director or Agent, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

7.8.    Nontransferability of SARs.    Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1.    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

8.2.    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3.    Transferability.    Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4.    Other Restrictions.    Subject to Article 11 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable and as are set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5.    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

8.6.    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate and as are set forth in the Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7.    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant’s employment or, if Participant is a Director or Agent, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Named Executive Officers shall occur at the time they otherwise would have, but for the employment termination.

ARTIC LE 9.

PERFORMANCE UNITS AND PERFORMANCE SHARES

9.1.    Grant of Performance Units/Shares.    Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and as shall be set forth in the Award Agreement.

9.2.    Value of Performance Units/Shares.    Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a “Performance Period.”

9.3.    Earning of Performance Units/Shares.    Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by him or her over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4.    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period.

Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Units/Shares may be granted subject to any restrictions deemed appropriate by the Committee and set forth in the Award Agreement.

At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

9.5.    Termination of Employment or Service Due to Death, Disability, or Retirement.    Unless determined otherwise by the Committee and set forth in the Participant’s Award Agreement, in the event the employment or, if Participant is a Director or Agent, service of a Participant with the Enterprise is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares which is prorated, as specified by the Committee in its discretion.
Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant’s Award Agreement. Notwithstanding the foregoing, with respect to Named Executive Officers who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

9.6.    Termination of Employment or Service for Other Reasons.    In the event that a Participant’s employment or, if Participant is a Director or Agent, service with the Enterprise terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant’s Award Agreement.

9.7.    Nontransferability.    Except as otherwise provided in a Participant’s Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

AR TICLE 10.

PERFORMANCE MEASURES

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, or total shareholder return.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the

Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 11.

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 12.

DEFERRALS

A Participant may, to the extent permitted by the rules and procedures described below, elect to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. Such deferral election shall be permitted pursuant to rules and procedures for such deferrals established by the Chief Executive Officer of the Company, in his or her sole discretion, from time to time. Such deferrals may be required by the Committee at any time pursuant to the terms of the rules and guidelines then in effect.

ARTICLE 13.

RIGHTS OF PARTICIPANTS

13.1.    Continued Service.    Nothing in the Plan shall:

(a)  interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time,

(b)  confer upon any Participant any right to continue in the employ or service of any member of the Enterprise, nor

(c)    confer on any Director any right to continue to serve on the Board of Directors of any member of the Enterprise.

13.2.    Participation.    No Employee, Director or Agent shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14.

CHANGE IN CONTROL

14.1.    Treatment of Outstanding Awards.    Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)  Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(b)  Any restriction periods and restrictions imposed on Restricted Shares shall lapse;

(c)  The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the date the Change in Control occurs. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants, with respect to Awards which are payable in cash, within thirty (30) days following the effective date of the Change in Control a pro rata amount based upon an assumed achievement of all relevant performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

14.2.    Termination, Amendment, and Modifications of Change-in-Control Provisions.    Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 14 at any time and from time to time prior to the date of a Change in Control. This Section 14.2 shall not operate to reduce any rights granted to a Participant under Section 15.3.

ARTICLE 15.

AMENDMENT MODIFICATION AND TERMINATION

15.1.    Amendment, Modification, and Termination.    The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

15.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended.

15.3.    Compliance with Code Section 162(m).    At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 15, make any adjustments it deems appropriate.

ARTICLE 16.

WITHHOLDING

16.1.    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Such required withholding shall be determined based on the Fair Market Value of the Shares to be delivered, if any, on the date the taxable event occurs (i.e., the date on which restrictions lapse with respect to Restricted Stock or an Option is exercised).

16.2.    Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Company’s Chief Executive Officer, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Company’s Chief Executive Officer, in his or her sole discretion, deems appropriate.

ARTICLE 17.

INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 18.

SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19.

LEGAL CONSTRUCTION

19.1.    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2.    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3.    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4.    Securities Law Compliance.    With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b–3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5.    Governing Law.    To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

P R O X Y

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2002

The undersigned hereby constitutes and appoints James G. Brocksmith, Jr., Joseph J. Gasper and Lydia M. Marshall, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 8, 2002, at 1:30 P.M., local time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS
NATIONWIDE FINANCIAL SERVICES, INC.

May 8, 2002
1:30 P.M.

One Nationwide Plaza
Columbus, Ohio 43215

AGENDA

•	ELECTION OF CLASS II DIRECTORS
•	APPROVAL OF THE SECOND AMENDED AND RESTATED NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-TERM EQUITY COMPENSATION PLAN
•	CONSIDER A SHAREHOLDER PROPOSAL ON A POLICY FOR A BOARD OF DIRECTORS’ COMMITTEE
•	OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

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A vote FOR proposals 1 and 2 and AGAINST proposal 3 is recommended by the Board of Directors.

1.	Election of Class II Directors
FOR all nominees listed below (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: 01 Joseph A. Alutto, 02 Donald L. McWhorter, 03 Arden L. Shisler, 04 Alex Shumate

(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.)

FOR    AGAINST    ABSTAIN

2.  Approval of the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan.

3.  Approval of a shareholder proposal for the establishment of a policy relating to a Board of Directors’
committee.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR approval of the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan and AGAINST approval of a shareholder proposal for the establishment of a policy relating to a Board of Directors’ committee.

The undersigned hereby acknowledges receipt of the notice of Annual Meeting and the Proxy Statement, each dated March 29, 2002.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Dated            , 2002

Signature of Shareholder

Signature of Shareholder

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